FOR IMMEDIATE RELEASE                        FOR MORE INFORMATION
November 4, 1996                             Contact: Robert P. Mulreaney
                                                      Chief Financial Officer

                                                      Kathy M. Kirn
                                                      Director, Public Relations
                                                      (410) 234-0782


              PRIME RETAIL CLOSES $428.3 MILLION LOAN REFINANCING,
                    PURCHASES TWO FACTORY OUTLET CENTERS AND
            PURCHASES REMAINING INTEREST IN GROVE CITY FACTORY SHOPS

     BALTIMORE - Prime Retail,  Inc. ("Prime Retail" or the "Company")  (NASDAQ:
PRME, PRMEP) today announced the closing of a refinancing of a substantial portion of its debt and certain purchases of assets that occurred on November 1, 1996. First, the Company completed a previously announced debt refinancing with Nomura Asset Capital Corporation ("Nomura") that provided approximately $428.3 million of loan proceeds. Second, the Company purchased Rocky Mountain Factory Stores and Kansas City Factory Outlets from an unrelated third party for approximately $71.3 million. Third, the Company completed its previously announced agreement to purchase the first mortgage and 50.0% equity interest of its joint venture partner in Grove City Factory Shops.


NOMURA LOAN REFINANCING

     On November 1, 1996, Prime Retail closed on $428.3 million of loan facilities with Nomura. The transaction provided (i) a $319.0 million non-recourse first mortgage loan (the "First Mortgage Loan") for sixteen of the Company's factory outlet centers (including Rocky Mountain Factory Stores, Kansas City Factory Outlets and Grove City Factory Shops), (ii) a $40.0 million non-recourse expansion loan (the "Expansion Loan"), (iii) a junior secured loan (the "Repo Financing") of $53.3 million, and (iv) a short-term unsecured loan of $16.0 million (the "Unsecured Loan").


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PRIME RETAIL CLOSES THREE TRANSACTIONS                                    Page 2


      The First Mortgage Loan and the Expansion Loan (i) are cross-collateralized by first mortgages on sixteen of the Company's factory outlet centers, (ii) bear a variable interest rate of 30-day LIBOR plus 1.51% during the first two years and a fixed interest rate of 7.782% for the balance of the seven-year term, and (iii) require monthly principal and interest payments pursuant to a level payment 360 - month amortization schedule. The Company has amended certain interest rate protection contracts and purchased additional interest rate protection contracts aggregating $359.0 million to cap the variable interest rate index at 7.00% during the first two years. The First Mortgage Loan and the Expansion Loan can be prepaid only after year two by the use of certain debt defeasance and yield maintenance provisions. Subsequent to the seventh year of the loan term, the loan agreements require a substantial increase in the interest rate and substantially all cash flow from the properties will be required to pay debt service.

     The Repo Financing is a recourse loan to the Company and (i) is primarily collateralized by cash flow of Prime Retail, L.P., (ii) bears a variable interest rate of 30-day LIBOR plus 1.95%, (iii) matures in three years, and (iv) requires monthly interest-only payments during the first year of its term and monthly interest payments and quarterly principal payments thereafter.

     The proceeds from the First Mortgage Loan, the Repo Financing and the Unsecured Loan were used (i) to repay $253.0 million of debt outstanding under various credit facilities and loan amounts, (ii) to purchase Rocky Mountain Factory Stores and Kansas City Factory Outlets, (iii) to purchase the first mortgage and the 50.0% partnership interest of its joint venture partner in Grove City Factory Shops, and (iv) for loan fees, escrow deposits, interest rate protection contracts and transaction costs of approximately $12.7 million. The remaining proceeds of $7.8 million will be used for working capital purposes. Subject to certain funding conditions, proceeds from the Expansion Loan will be used to fund completed and occupied expansions on the sixteen factory outlet centers pledged as collateral for the First Mortgage Loan.

     The Unsecured Loan (i) bears a variable interest rate of 30-day LIBOR plus 3.50%, (ii) requires monthly interest-only payments, (iii) requires mandatory principal payments of $6.0 million on the earlier of September 11, 1997 or upon repayment from fundings under the Expansion Loan, and (iv) matures on November 11, 1997.

     Michael W. Reschke, chairman of the board of the Company, stated: "As part of this major refinancing transaction, we have reduced the risk of a significant increase in interest rates during the next two years and eliminated the risk in the remaining five years on $359.0 million of debt. As of November 1, 1996,


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PRIME RETAIL CLOSES THREE TRANSACTIONS                                    Page 3


83.5% of our total debt bears a fixed rate of interest or is protected against significant rate increases through interest rate protection contracts. The Nomura debt transaction, coupled with the recent completion of our secondary stock offering and the preferred stock exchange offer, completes the restructuring of the debt and equity side of our balance sheet by providing us with a strong platform for future growth."


PURCHASE OF ROCKY MOUNTAIN FACTORY STORES AND KANSAS CITY FACTORY OUTLETS

     On November 1, 1996, the Company acquired the Rocky Mountain Factory Stores and the Kansas City Factory Outlets for an aggregate purchase price of $71.3 million. These centers were purchased by the Company from companies controlled by JMJ Properties, Inc., based in Muskegon, Michigan. The Company financed the purchase with the proceeds from the Nomura mortgage loan transactions and the issuance to the seller of a $12.0 million non-recourse promissory note. The promissory note bears interest at a fixed rate of 8.25% and requires quarterly interest payments in arrears. Commencing November 30, 1997 through November 30, 1998, the note will be repaid with four quarterly principal payments each in the amount of $3.0 million.

     Rocky Mountain Factory Stores is located in Loveland, Colorado, which is approximately 35 miles north of Denver, Colorado and 40 miles south of Cheyenne, Wyoming. Rocky Mountain Factory Stores contains approximately 328,000 square feet of gross leaseable area ("GLA") and was 100.0% occupied at September 30, 1996. Lead merchants at Rocky Mountain Factory Stores include Tommy Hilfiger Company Store, Jones New York Executive Suite, Spiegel Outlet Store, Liz Claiborne and Reebok Factory Direct Store. Rocky Mountain Factory Stores was constructed in four phases with the first phase opening in May 1994. In November 1992, Prime Retail opened Castle Rock Factory Shops located in Castle Rock, Colorado which is approximately 25 miles south of Denver and approximately 75 miles south of Rocky Mountain Factory Stores. Castle Rock Factory Shops contains 370,000 square feet of GLA and was 100.0% occupied at September 30, 1996. As a result of the Rocky Mountain Factory Stores purchase, Prime Retail now owns 700,000 square feet of outlet space in the Denver market, excluding a 100,000 square foot expansion now under construction at Castle Rock Factory Shops.

     Kansas City Factory Outlets is located in Odessa, Missouri which is approximately 20 miles east of Kansas City on Interstate 70. Phase I of Kansas City Factory Outlets contains approximately 191,000 square feet of GLA and was 99.0% occupied at September 30, 1996. Lead merchants include Spiegel Outlet Store, Jones New York Factory Store, Reebok Factory Direct Store, and Eddie Bauer Outlet Store. Kansas City Factory Outlets opened in July 1995. Phase II, which contains approximately 105,000 square feet of GLA, is scheduled to open on November 8, 1996.

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     Abraham Rosenthal,  chief executive officer of the Company,  stated: "Rocky
Mountain Factory Stores and Kansas City Factory Outlets are excellent additions to our portfolio of factory outlet centers. Both centers have a good tenant mix and we believe that our leasing, marketing, and operations teams will enhance the shopping experience at these centers. We expect that these acquisitions will have a positive effect on our FFO results."


PURCHASE OF FIRST MORTGAGE AND JOINT VENTURE PARTNER'S
PARTNERSHIP INTEREST IN GROVE CITY FACTORY SHOPS

     On November 1, 1996, the Company finalized its previously reported agreement with Fru-Con Projects, Inc. ("Fru-Con") to purchase Fru-Con's first mortgage and 50.0% partnership interest in Grove City Factory Shops. Grove City Factory Shops is located in Grove City, Pennsylvania, 40 miles north of Pittsburgh and 90 miles east of Cleveland. Phase I of the project opened in August 1994 and consisted of approximately 235,000 square feet of GLA. Phase II and Phase III of the project consisting of approximately 95,000 and 85,000 square feet of GLA, respectively, opened in November 1994 and November 1995, respectively. Phase IV of the project containing approximately 118,000 square feet of GLA is currently under construction and is expected to open to the public on November 15, 1996. Upon opening of Phase IV, Grove City Factory Shops will contain approximately 533,000 square feet of GLA. Featuring more than 125 outlet shops, Grove City Factory Shops is one of the Company's largest and most successful factory outlet centers. Lead merchants include Polo/Ralph Lauren Factory Store, Tommy Hilfiger Company Store, Nike Factory Store, Brooks Brothers Factory Store, Coach Factory Store, Jones New York Executive Suite, AnnTaylor Factory Store and OFF 5TH - Saks Fifth Avenue Outlet.

     The terms of the purchase agreement provided for the Company to purchase Fru-Con's first mortgage and 50.0% interest for $56.0 million. Effective November 1, 1996, the Company will now own 100.0% of the project. The Company financed the transaction primarily with the proceeds from the Nomura loan transactions.

     William H. Carpenter, Jr., president and chief operating officer of the Company, stated: "Grove City Factory Shops is one of the premier factory outlet centers in the nation with annual sales exceeding $300.00 per square foot. Our purchase of Fru-Con's interest in Grove City represents an excellent opportunity to gain 100.0% ownership and control over one of the best outlet centers in the country. With the attractive terms provided by Nomura, this purchase transaction also will be accretive to our earnings."

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     Prime Retail is a  self-administered,  self-managed  real estate investment trust engaged in the ownership, development, construction, acquisition, leasing, marketing and management of factory outlet centers. Prime Retail's outlet center portfolio consists of 19 outlet centers in 15 states, which total approximately
5.1 million square feet of GLA as of November 1, 1996. The Company expects to open approximately 810,000 square feet of GLA during 1996 (through November 1, 1996, the Company opened 226,000 square feet of GLA), bringing its portfolio to almost 5.7 million square feet of outlet space. Prime Retail has been a developer of factory outlet centers since 1988 and is the second largest owner of factory outlet space in the U.S.